Exhibit 99.11

January 14, 2019

Vericity, Inc.

8700 W. Bryn Mawr Avenue, Suite 900S

Chicago, Illinois 60631

Ladies and Gentlemen:

I hereby consent to being named as a person who will serve as a director of Vericity, Inc. (the “Company”) in the Registration Statement on Form S-1 of the Company upon completion of the Company’s offering of its common stock as described in such registration statement.

Sincerely,

/s/ Scott Perry
Scott Perry